Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

           INVESCO VAN KAMPEN CALIFORNIA VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen California Value Municipal Income Trust, was held on July 16, 2010 and was adjourned until August 13, 2010 and was further adjourned until September 10, 2010. The Meeting on September 10, 2010 was held for the following purpose:

(1) Elect three Class II Trustees, two by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                              Votes
Matter                         Votes For    Withheld
------                         ---------    --------
(1)Rod Dammeyer ............   20,013,213    861,961
   Wayne W. Whalen .........   19,932,131    943,043
   Linda Hutton Heagy (P) ..        2,327      1,124

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(P)  Election of trustee by preferred shareholders only.